ENDORSEMENT
                       (Only we can endorse this contract)


                               ALTERATION OF TEXT

The paragraph titled "Changes by Prudential" under the provision of this contract titled "GENERAL PROVISIONS" is replaced at issue by the following:

Changes by Prudential.--We reserve the right, upon 90 days' notice to you, to:

(1) change the minimum amount requirements specified for purchases, withdrawals and transfers in the Variable Accumulation Provisions;

(2)  refuse to accept any request for purchase;

(3) increase the amount of the Annual Maintenance Charge (see page 7), provided, however, that any such increase will be made effective only after it has been submitted and approved by the Tennessee Department of Insurance;

(4) change the number of Subaccount Units credited, change or discontinue subaccounts, change to a different variable contract account, or substitute fund shares in the account (see page 8);

(5) make any changes required by law.

                                   The Prudential Insurance Company of America

                                   By  /s/ Isabella L. Kirchner

                                                       Secretary